ISSN 1718-8369	Exhibit 99.26

Volume 10, number 9	April 15, 2016

AT JANUARY 31, 2016

Highlights for January 2016

—	In January, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $314 million. The balance takes into account the deposit of $153 million in the Generations Fund. Compared to last year:

	—	own-source revenue decreased by $41 million, standing at $4.2 billion;

	—	federal transfers showed a decrease of $24 million, reaching $1.4 billion;

	—	program spending decreased by $128 million, amounting to $5.2 billion;

	—	debt service showed an increase of $15 million, reaching $662 million.

—	On the basis of the cumulative results at January 31, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.7 billion, taking into account the deposit of $1.1 billion in the Generations Fund.

—	The Québec Economic Plan tabled on March 17, 2016 projects, for 2015-2016, a balanced budget that includes a contingency reserve of $300 million.

Summary of consolidated budgetary transactions
(millions of dollars)						(Unaudited data)
						The Québec Economic Plan —
	January		April to January			March 2016
	2015	2016	2014-2015	2015-2016	Change (%)	2015-2016	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 220	4 179	44 539	46 558	4.5	56 888	4.0
Federal transfers	1 397	1 373	13 923	14 351	3.1	17 036	1.2
Total revenue	5 617	5 552	58 462	60 909	4.2	73 924	3.3
Expenditure
Program spending	–5 365	–5 237	–53 913	–53 990	0.1	–66 460	1.7
Debt service	–647	–662	–6 791	–6 625	–2.4	–8 019	–1.6
Total expenditure	–6 012	–5 899	–60 704	–60 615	–0.1	–74 479	1.3
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	–162	38	853	1 389	—	887	—
Health and social services and education networks	–22	–5	–167	–23	—	–32	—
Generations Fund	146	153	993	1 097	—	1 431	—
Total consolidated entities	–38	186	1 679	2 463	—	2 286	—
Contingency reserve	—	—	—	—	—	–300	—
SURPLUS (DEFICIT)	–433	–161	–563	2 757	—	1 431	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–146	–153	–993	–1 097	—	–1 431	—
BUDGETARY BALANCE(2)	–579	–314	–1 556	1 660	—	—	—
Note:

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.16 of The Québec Economic Plan March 2016.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at January 31, 2016

■	Budgetary balance

For the period from April 2015 to January 2016, the budgetary balance within the meaning of the Balanced Budget Act was in surplus by $1.7 billion.

According to The Québec Economic Plan March 2016, a balanced budget is still expected to be achieved for 2015-2016.

■	General fund revenue

At January 31, 2016, revenue totalled $60.9 billion, an increase of $2.4 billion, or 4.2%, compared to January 31, 2015.

—	Own-source revenue stood at $46.6 billion, up $2.0 billion from the same time last year.

—	Federal transfers amounted to $14.4 billion, up $428 million compared to January 31, 2015.

■	General fund expenditure

Expenditure as of the beginning of the fiscal year totalled $60.6 billion, a decrease of $89 million.

—	For the period from April 2015 to January 2016, program spending rose by $77 million, or 0.1%, reaching $54.0 billion.

	—	Spending rose in the priority missions of Health and Social Services (2.1%) and Education and Culture (0.4%).

—	Debt service amounted to $6.6 billion, a decrease of $166 million compared to last year.

■	Consolidated entities

At January 31, 2016, the results of consolidated entities showed a surplus of $2.5 billion. These results included:

—	a surplus of $1.4 billion for non-budget-funded bodies and special funds;

—	a $23-million deficit for the health and social services and education networks;

—	dedicated revenues of $1.1 billion for the Generations Fund.

■	Net financial surplus (requirements)

At January 31, 2016, the consolidated net financial surplus stood at $1.2 billion, an improvement of $8.1 billion over last year. Net financial surpluses reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
		January		April to January
	2015	2016	Change	2014-2015	2015-2016	Change
GENERAL FUND
Revenue
Own-source revenue	4 220	4 179	–41	44 539	46 558	2 019
Federal transfers	1 397	1 373	–24	13 923	14 351	428
Total revenue	5 617	5 552	–65	58 462	60 909	2 447
Expenditure
Program spending	–5 365	–5 237	128	–53 913	–53 990	–77
Debt service	–647	–662	–15	–6 791	–6 625	166
Total expenditure	–6 012	–5 899	113	–60 704	–60 615	89
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	–162	38	200	853	1 389	536
Health and social services and education networks	–22	–5	17	–167	–23	144
Generations Fund	146	153	7	993	1 097	104
Total consolidated entities	–38	186	224	1 679	2 463	784
SURPLUS (DEFICIT)	–433	–161	272	–563	2 757	3 320
Consolidated non-budgetary surplus (requirements)	576	1 432	856	–6 309	–1 531	4 778
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	143	1 271	1 128	–6 872	1 226	8 098
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)					(Unaudited data)
		January		April to January
Revenue by source	2015	2016	Change (%)	2014-2015	2015-2016	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 115	1 339	20.1	16 336	17 319	6.0
Contributions to Health Services Fund	502	497	–1.0	5 722	5 808	1.5
Corporate taxes	241	138	–42.7	2 154	2 940	36.5
Consumption taxes	1 423	1 235	–13.2	14 890	15 271	2.6
Other sources	117	135	15.4	1 372	1 331	–3.0
Total own-source revenue excluding government enterprises	3 398	3 344	–1.6	40 474	42 669	5.4
Revenue from government enterprises	822	835	1.6	4 065	3 889	–4.3
Total own-source revenue	4 220	4 179	–1.0	44 539	46 558	4.5
Federal transfers
Equalization	774	793	2.5	7 738	7 934	2.5
Health transfers(1)	405	409	1.0	4 035	4 295	6.4
Transfers for post-secondary education and other social programs	133	116	–12.8	1 323	1 310	–1.0
Other programs	85	55	–35.3	827	812	–1.8
Total federal transfers	1 397	1 373	–1.7	13 923	14 351	3.1
TOTAL	5 617	5 552	–1.2	58 462	60 909	4.2
(1)

Amounts of $430 million and $378 million in health transfers were allocated in 2014-2015 and 2015-2016, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year, at $36 million and $32 million a month, respectively, and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 5.0% instead of 6.4%.

General fund expenditure
(millions of dollars)							(Unaudited data)
			January				April to January
Expenditure by mission	2015	(1)	2016	Change (%)	2014-2015	(1)	2015-2016	Change (%)
Program spending
Health and Social Services	2 659		2 539	–4.5	26 628		27 183	2.1
Education and Culture	1 620		1 609	–0.7	14 535		14 591	0.4
Economy and Environment	257		259	0.8	4 177		3 780	–9.5
Support for individuals and families	509		514	1.0	5 295		5 187	–2.0
Administration and Justice	320		316	–1.3	3 278		3 249	–0.9
Total program spending	5 365		5 237	–2.4	53 913		53 990	0.1
Debt service	647		662	2.3	6 791		6 625	–2.4
TOTAL	6 012		5 899	–1.9	60 704		60 615	–0.1
(1)	Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Detailed information on the transactions of consolidated entities
(millions of dollars)									(Unaudited data)
	January 2016
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	1 048	153	51	780	1 814	—		3 846	–1 943		1 903
Expenditure
Expenditure	–856	—	–51	–780	–1 726	–5		–3 418	1 854		–1 564
Debt service	–179	—	—	—	–63	—		–242	89		–153
Subtotal	–1 035	—	–51	–780	–1 789	–5		–3 660	1 943		–1 717
SURPLUS (DEFICIT)	13	153	—	—	25	–5		186	—		186
	April 2015 to January 2016
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	11 602	1 097	757	5 266	19 494	—		38 216	–21 345		16 871
Expenditure
Expenditure	–9 007	—	–757	–5 266	–18 244	–23		–33 297	20 475		–12 822
Debt service	–1 790	—	—	—	–666	—		–2 456	870		–1 586
Subtotal	–10 797	—	–757	–5 266	–18 910	–23		–35 753	21 345		–14 408
SURPLUS (DEFICIT)	805	1 097	—	—	584	–23		2 463	—		2 463
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, at February 29, 2016, will be published on May 13, 2016.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.